Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Explanatory Note:

On September 27, 2019, Histogenics Corporation (“Histogenics” or the “Company”) completed its business combination with the Delaware corporation that was previously known as “Ocugen, Inc.” in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of April 5, 2019, by and among the Company, Ocugen, Inc., a Delaware corporation (“Ocugen”), and Restore Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), as amended (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Ocugen, with Ocugen surviving as a wholly owned subsidiary of the Company (the “Merger”). Immediately after completion of the Merger, the Company changed its name to “Ocugen, Inc.” and the business conducted by the Company became the business conducted by Ocugen.

You should read the following unaudited pro forma condensed combined financial information with the Company’s Registration Statement on Form S-4 (Reg. No. 333-232417), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission.

Introduction

The unaudited pro forma net loss per common share does not give effect to the Histogenics Reverse Stock Split described in Proposal No. 2 in the proxy Statement/prospectus/information statement.

The following unaudited pro forma condensed combined financial information has been prepared to reflect the adjustments to the financial condition and results of operations of Ocugen, Inc. (“Ocugen”) to give the estimated effects of the reverse merger transaction with Histogenics Corporation (“Histogenics”). For accounting purposes, Ocugen is considered to be acquiring Histogenics and the merger (as defined in Note 1 below) is expected to be accounted for as an equity transaction. Ocugen is considered the accounting acquirer even though Histogenics will be the issuer of the common stock in the merger.

To determine the accounting for this transaction under U.S. Generally Accepted Accounting Principles (“GAAP”), a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business, an asset acquisition or equity transaction. The transaction between Ocugen and Histogenics represents an equity transaction rather than a business combination under Accounting Standards Codification 805, Business Combinations (“ASC 805”). Therefore, no goodwill or intangible assets will be recognized as a result of the transaction. The transaction is considered an equity transaction where in substance Ocugen is exchanging equity for the net monetary assets of Histogenics.

The unaudited pro forma condensed combined balance sheet data assume that the merger took place on June 30, 2019 and combines the historical balance sheets of Histogenics and Ocugen as of such date. The unaudited pro forma condensed combined statements of operations data assume that the merger took place as of January 1, 2018, and for the six months ended June 30, 2019 and the year ended December 31, 2018. The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”). The historical financial statements of Histogenics and Ocugen have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined company’s results.

In addition to the reverse merger, the unaudited combined pro forma financial statements give effect to the following related adjustment:

• Financing transaction to raise $25.0 million in funds, offset by $5.29 million due under senior secured convertible notes, and the issuance of warrants to purchase common stock of the combined entity.

The merger will be accounted for as an equity transaction. This assessment was based on the determination that in substance the transaction is an exchange of equity for the net monetary assets of Histogenics and there are no significant non-monetary assets. The financial statements of the combined entity represent a continuation of the financial statements of the accounting acquirer. As such, the assets and liabilities of Ocugen are recognized at their historic carrying value. For accounting purposes, Histogenics is considered the “acquired” company and Ocugen is considered the “acquirer.” Histogenics assets, liabilities and results of operations will be consolidated with Ocugen as of the closing date of the reverse merger. For periods prior to the transaction, stockholders’ equity of the combined company is presented based on the historical equity.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. These pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies (if any) or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Histogenics and Ocugen been a combined company during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Histogenics and Ocugen, and their respective management’s discussion and analysis of financial condition and results of operations included elsewhere in this proxy statement/prospectus/information statement. The unaudited pro forma condensed combined financial statements should be read together with Histogenics’ historical financial statements, which are included in Histogenics’ Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 22, 2019 and the March 31, 2019 and June 30, 2019 results included in Histogenics’ Quarterly Reports on Form 10-Q, filed with the SEC on May 15, 2019 and August 9, 2019, and Ocugen’s historical information included herein.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of Histogenics may materially vary from those of Ocugen. During preparation of the unaudited pro forma condensed combined financial information, Ocugen management has performed a preliminary analysis and is not aware of any material differences, and accordingly, the unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, Ocugen management will conduct a final review of Histogenics’ accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Histogenics’ results of operations or reclassification of assets or liabilities to conform to Ocugen’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2019

(In thousands)

	Historical Histogenics Corporation	Historical Ocugen, Inc.	Histogenics Pro Forma Adjustments		Ocugen Pro Forma Adjustments		Pro Forma Ocugen, Inc. Combined
ASSETS
Current Assets
Cash and Cash Equivalents	$2,786	$678	$6,500	(a)	22,500	(f)	$32,089
					2,500	(g)
					(2,875	)(g)
					—
Deferred transaction cost		2,067					2,067
Prepaid expenses and other current assets	414	499	(414	)(b)	—		499
Total current assets	3,200	3,244	6,086		22,125		34,655
Property and equipment, net	—	229	—		—		229
Restricted cash	—	151	—		—		151
Other assets, long-term	—	496	—		—		496
Total assets	$3,200	$4,120	$6,086		$22,125		$35,531

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$538	$5,256	$—		$—		$5,794
Accrued expenses	253	1,163	1,400	(c)	1,300	(g),(h)	4,116
Short term debt, net	—	2,062	—		—		2,062
Derivative liabilities	—	42	—		—		42
Operating lease obligation — current portion	—	163	—		—		163
Financing lease obligation — current portion	—	19	—		—		19
Deferred grant proceeds	—	184	—		—		184
Total current liabilities	791	8,889	1,400		1,300		12,380
Non-Current Liabilities

Accrued expenses due to Intrexon Corporation	1,125	—	(1,125	)(b)	—		—
Operating lease obligations, less current portion	—	267	—		—		267
Financing lease obligation, less current portion		23	—		—		23
Deferred revenue	10,000	—	(10,000	)(d)	—		—
Deferred rent	—	—	—		—		—
Long Term Debt	—	1,046	—		—		1,046
Warrant liability	15	—	—		6,200	(f)	6,215
Total Non-Current Liabilities	11,140	1,336	(11,125)		6,200		7,551
Total liabilities	11,931	10,225	(9,725)		7,500		19,931

Common stock	839	13	4,724		1,319	(j)	6,895	(i)
Accumulated other comprehensive income	—	—	—		—		—
Additional paid-in capital	219,911	34,971	(216,994	)(e)	13,681	(j)	51,569
Accumulated deficit	(229,481)	(41,089)	228,081	(c),(e)	(375	)(g)	(42,864)
Total stockholders’ equity	(8,731)	(6,105)	15,811		14,625		15,600
Total liabilities and stockholders’ equity	3,200	4,120	6,086		22,125		35,531

Unaudited Pro Forma Condensed Statements of Operations

For the year ended December 31, 2018

(In thousands)

	Historical Histogenics Corporation	Historical Ocugen, Inc.	Histogenics Pro Forma Adjustments		Ocugen, Inc. Pro Forma Adjustments		Pro Forma Ocugen, Inc. Combined
Revenue	$—	$—					$—
Operating expenses:
Research and development	15,634	10,321	(15,634	)(a)			10,321
General and administrative	10,204	5,819	(1,194	)(a)			14,829
Loss due to asset impairment	4,270	—					4,270
Total operating expenses	30,108	16,140	(16,828)		—		29,420
Loss from operations	(30,108)	(16,140)	16,828				(29,420)
Other income (expense):
Interest income (expense), net	163	(3,732)			(690	)(g)	(4,259)
Other income (expense), net	(106)	(12)					(118)
Gain due to extinguishment of liability	1,540	—					1,540
Warrant expense	(733)	—					(733)
Change in fair value of derivative liabilities	20,601	1,665 (k)					22,266
Total other income (expense), net	21,465	(2,079)	—		(690)		18,696
Net (loss) Income	$(8,643)	$(18,219)	$16,828		$(690)		$(10,724)

Net loss per Common Share - Basic	$(0.23)	$(1.76)					$(0.02)
Net loss per Common Share - Diluted	$(0.79)	$(1.76)					$(0.02)
Weighted Average Common Shares Outstanding - Basic	36,398,450	10,347,418					689,460,759 (i)
Weighted Average Common Shares Outstanding - Diluted	37,090,197	10,347,418					689,460,759 (i)

Unaudited Pro Forma Condensed Statements of Operations

For the six months period ended June 30, 2019

(In thousands)

	Historical Histogenics Corporation	Historical Ocugen, Inc.		Histogenics Pro Forma Adjustments		Ocugen, Inc. Pro Forma Adjustments	Pro Forma Ocugen, Inc. Combined
Revenue	$—	$—					$—
Operating expenses:
Research and development	2,029	5,033		(1,583	)(a)		5,479
General and administrative	5,543	2,137		(1,750	)(l)		5,930
Restructuring	2,789						2,789
Loss due to asset impairment	750						750
Total operating expenses	11,111	7,170		(3,333)		—	14,948
Loss from operations	(11,111)	(7,170)		3,333		—	(14,948)
Other income (expense):
Interest income (expense), net	55	1					56
Loss on debt conversion		(341)					(341)
Loss on extinguishment of lease liability	(270)						(270)
Other income (expense), net	87	(957)					(870)
Change in fair value of derivative liabilities	(1,412)	(1,385	)(k)				(2,797)
Total other income (expense), net	(1,540)	(2,682)		—		—	(4,222)
Net loss	$(12,651)	$(9,852)		$3,333		$—	$(19,170)

Net loss per Common Share - Basic and Diluted	$(0.03)	$(0.86)					$(0.03)

Weighted Average Common Shares Outstanding - Basic and Diluted	87,580,850	11,392,524					689,460,759 (i)

Note 1 — Description of Transaction

On April 5, 2019, Histogenics and Ocugen entered into an Agreement and Plan of Merger and Reorganization, as amended on June 13, 2019 (the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of Histogenics will merge with and into Ocugen, with Ocugen surviving as a wholly-owned subsidiary of Histogenics (the “merger”). Ocugen and Histogenics believe that the merger will result in a clinical-stage biopharmaceutical company focused on developing innovative therapies to address rare and underserved eye diseases.

At the effective time of the merger (the “Effective Time”), each share of common stock of Ocugen, $0.001 par value (“Ocugen common stock”), will be converted into the right to receive 28.7650 shares of common stock of Histogenics, $0.01 par value (“Histogenics common stock”), subject to adjustment for the reverse stock split of Histogenics common stock to be implemented prior to the consummation of the merger as discussed elsewhere in this proxy statement/prospectus/information statement. Histogenics will assume outstanding and unexercised warrants and options to purchase shares of Ocugen capital stock, and in connection with the merger they will be converted into warrants and options, as applicable, to purchase shares of Histogenics common stock. At the Effective Time, Histogenics’ stockholders will continue to own and hold their existing shares of Histogenics common stock, and all outstanding and unexercised warrants to purchase shares of Histogenics common stock will remain in effect pursuant to their terms. As of immediately prior to the Effective Time, all outstanding and unexercised options to purchase shares of Histogenics common stock will be cancelled and have no further force and effect. In connection with the merger, on June 13, 2019, Ocugen and Histogenics entered into a securities purchase agreement, as amended (the “Securities Purchase Agreement”), with certain accredited investors (the “Investors”) pursuant to which, among other things, Ocugen agreed to issue to the Investors shares of Ocugen common stock immediately prior to the merger and Histogenics agreed to issue to the Investors warrants to purchase shares of Histogenics common stock on the fifth trading day following the consummation of the merger (the “Investor Warrants”) in a private placement transaction for an aggregate purchase price of approximately $25.0 million (subject to setoff for amounts outstanding of approximately $5.29 million under certain senior secured notes previously issued or to be issued prior to consummation of the merger to certain of the Investors by Ocugen) (the “Pre-Merger Financing”). Immediately after the merger, after giving effect to the Pre-Merger Financing and based on the exchange ratio of 28.7650, current holders of Ocugen’s capital stock and options and warrants to purchase shares of Ocugen common stock, are expected to own, or hold rights to acquire, in the aggregate approximately 86.24% of the fully-diluted common stock of Histogenics, which for these purposes is defined as the outstanding common stock of Histogenics plus Series A Convertible Preferred Stock and outstanding warrants of Histogenics excluding the Investor Warrants (the “Fully-Diluted Common Stock of Histogenics”), and Histogenics’ current stockholders and warrantholders are expected to own, or hold rights to acquire, in the aggregate approximately 13.76% of the Fully-Diluted Common Stock of Histogenics.

The closing of the merger is subject to satisfaction or waiver of certain conditions including, among other things, (i) the required approvals by the parties’ stockholders, (ii) the accuracy of the representations and warranties, subject to certain materiality qualifications, (iii) compliance by the parties with their respective covenants, (iv) no law or order preventing the merger and related transactions, and (v) the listing of the shares to be issued in the merger on The Nasdaq Capital Market.

The Merger Agreement contains certain termination rights for both Histogenics and Ocugen, and further provides that, upon termination of the Merger Agreement under specified circumstances, Histogenics may be required to pay to Ocugen a termination fee of $600,000 or Ocugen may be required to pay to Histogenics a termination fee of $700,000, and in other circumstances each party may be required to reimburse the other party’s expenses incurred, up to a maximum of $300,000.

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared assuming the transaction will be accounted for as an equity transaction. This unaudited pro forma condensed combined financial information gives effect to certain other transactions after June 30, 2019, such as the financing agreements, including senior secured convertible notes, and warrants to purchase common stock.

The merger is expected to be treated as an equity transaction. To determine the accounting for this transaction under U. S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business, asset acquisition or an equity transaction. The transaction between Ocugen and Histogenics represents an equity transaction rather than a business combination under ASC 805. Therefore, no goodwill or intangible assets will be recognized as a result of the transaction. The transaction has been determined to be an equity transaction where in substance Ocugen is exchanging equity for the net monetary assets of Histogenics.

Note 3 — Pro Forma Adjustments

(a) On May 8, 2019, Histogenics entered into an asset purchase agreement with Medavate Corp., a Colorado corporation (the “Asset Purchase Agreement”), pursuant to which Histogenics agreed to sell substantially all of its assets relating to its NeoCart program, including, without limitation, intellectual property, business and license agreements and clinical trial data (the “Assets”) in return for a cash payment of $6.5 million. The closing of the sale of the Assets was subject to and conditioned upon the consummation of the planned merger with Ocugen. “Ocugen, Inc.” is currently negotiating the terms of the Asset Purchase Agreement with Medavate Corp. and have extended the completion date of the Asset Purchase Agreement. The expenses related to the NeoCart program are eliminated from the unaudited pro forma condensed combined statement of operations as follows (in thousands):

	Year ended December 31, 2018	Six months ended June 30, 2019
Research and development	$15,634	$1,583
General and administrative	1,194	—
Total operating expenses	$16,828	$1,583

(b) Reflects Histogenics purchase price adjustments.

(c) Reflects an increase in accrued expenses of $1.4 million for estimated transaction costs incurred by Histogenics subsequent to June 30, 2019.

(d) In December 2017, Histogenics entered into a License and Commercialization Agreement (the “License Agreement”) with MEDINET Co., Ltd. (“MEDINET”) to grant MEDINET a license under certain patents, patent applications, know-how, and technology to develop and commercialize certain therapeutic products to replace or repair damaged, worn, or defective cartilage in humans and non-human animals. In exchange for the license, MEDINET agreed to pay Histogenics an upfront cash payment of $10.0 million which Histogenics received in January 2018. As of June 30, 2019, the contract with MEDINET was wholly unperformed and all revenue under the License Agreement has been deferred and has not been recognized. As of June 30, 2019, the aggregate amount of the transaction price allocated to remaining performance obligations was $10.0 million. Because the License Agreement was not terminated as of June 30,  2019, the authoritative accounting literature requires that the $10.0 million of deferred revenue remain a liability on Histogenics’ balance sheet. The License Agreement with MEDINET and the related rights and obligations will be included in the sale of the Assets pursuant to the Asset Purchase Agreement upon the closing of the merger with Ocugen and the $10.0 million in deferred revenue will be eliminated as part of the purchase accounting adjustments related to the merger. As described in footnote (a), the associated asset will be sold and the related obligations will be assumed by the purchaser of the asset.

(e) To eliminate historical equity of Histogenics. Also, the Histogenics pro forma adjustment to additional paid-in capital reflects part of the adjustment related to purchase price allocation as follows (in thousands):

Additional paid-in capital	$(219,911)
Part of equity transaction considerations *	2,917
Pro forma adjustments to Additional paid-in capital	$(216,944)

* Total transaction consideration of $8.5 million consists of net monetary assets acquired in the equity transaction. A portion of this amount is included in common stock and the remaining amount is included in additional paid-in capital. The transaction consideration of $8.5 million was determined as follows (in thousands):

Cash and cash equivalent	$9,286
Accounts payable and accrued expenses	(806)
Net identifiable assets acquired	$8,480

From $8.5 million, $5.6 million was allocated to common stock to arrive at the ending par value of common stock of $6,895 noted in footnote (i) in whole numbers as follows (in thousands):

Historical common stock of Ocugen	$13
Pro forma adjustments of Ocugen	1,319
Total par value of Ocugen common stock	1,332
Amounts allocated to Histogencis common stock pro form adjustment	5,563
Par value of common shares outstanding	$6,895

* includes $839 in value related to historical common stock of Histogenics. The amount allocated to Histogenics pro forma common stock adjustment reflects a difference between the par value of Ocugen common stock ($1,332) and par value of the ending common stock expected to be issued upon consummation of the merger ($6,895). The remaining amount of $2,917 is allocated to additional paid-in capital.

(f) Ocugen and Histogenics entered into the Pre-Merger Financing in June 2019 with the Investors for an equity financing of $25.0 million. The Pre-Merger Financing includes shares of Ocugen common stock and Series A, Series B and Series C warrants to purchase Histogenics common stock. The Series A warrants are classified as equity with 5 year terms, the Series B warrants are classified as liability with 45 day terms and an estimated fair value of $6.2 million, and the Series C warrants are classified as equity with 1 year terms. As described in footnote (g), a financial advisor agreed to invest $2.5 million in Ocugen. This financial advisor also provided services to Ocugen for the same amount. Subsequently, Ocugen and the financial advisor reached an agreement to provide an option to the financial advisor to accept the outstanding amount in equity. As such, the outstanding amount will likely not be paid in cash. Consequently, $2.5 million is not included in overall expected equity financing of $25.0 million. It is possible that the financial advisor will elect to provide cash related to its commitment under the equity financing agreement, however, this is not considered likely.

Additional paid-in capital also increased by $14.9 million due to the expected issuance of 131,578,934 ($1,316.0 common stock at par value in thousands) shares of Histogenics common stock as a result of the Pre-Merger Financing based on the merger exchange ratio of 28.7650, subject to adjustment for a reverse stock split of Histogenics to be implemented prior to the consummation of the merger.

(g) Ocugen obtained a bridge loan of $4.6 million from certain investors in the Pre-Merger Financing ($2.1 million in May 2019 and up-to $2.5 million in July 2019), and is obligated to repay as an offset to the proceeds of the Pre-Merger Financing a total of $5.29 million ($2.415 million for May 2019 and $2.875 million for July 2019 loan) of senior secured convertible notes previously issued or to be issued prior to the consummation of the merger. Ocugen is required to repay the notes upon the earliest to occur of: (i) the closing of any fundamental transaction, (ii) the Public Company Date (as defined in the notes), (iii) the date of deemed repayment pursuant to the Pre-Merger Financing, and (iv) September 20, 2019. Note that this loan does not have a stated interest rate, and the notes are issued with an original issue discount of $0.69 million (total amount due under this loan is $5.29 million and proceeds received of $4.6 million). This activity resulted in net impact of $0.375 million on accumulated deficit. Also, the senior secured notes are convertible into equity, however, equity conversion is not reflected as it is not considered likely.

The merger and Pre-Merger Financing also resulted in the issuance to Ocugen’s financial advisor of 160,974 ($1.0 common stock at par value in thousands) shares of Ocugen common stock in June 2019 (valued at $5.95 per share, or $0.96 million) and will result in the payment at the consummation of the merger and Pre-Merger Financing of $3.5 million in fees to Ocugen’s financial advisor, which has agreed to invest $2.5 million ($2.0 common stock at par value of common stock in thousands) in the Pre-Merger Financing. Consequently, the cash amount payable to Ocugen’s financial advisor upon consummation of the merger is expected to be $1.0 million ($0.5 million each for the merger and the Pre-Merger Financing). These fees resulted in an increase in accrued expenses and decrease in additional paid-in capital totaling $1.0 million.

(h) Reflects an increase in accrued expenses of $0.30 million for estimated transaction costs incurred by Ocugen subsequent to June 30, 2019. These transaction expenses also resulted in a decrease to equity for the same amount.

(i) Calculation of weighted average shares outstanding:

The determination of share detail below assumes the issuance of 83% of the common stock of the combined company to Ocugen equityholders and 17% of the common stock to be held by the pre-merger Histogenics equityholders, in each case prior to the Pre-Merger Financing.

	Number of shares	Par value
Histogenics outstanding shares	94,839,908	$948,399
Shares issued to Histogenics shareholders	463,041,904	4,630,417
Shares issued to investors *	131,578,947	1,315,789
	689,460,759	$6,894,606

* Based on variable factors, there is a potential issuance of additional shares to the Investors up to an additional 131,578,934 shares within three to four days post closing of the transaction. The issuance of such shares, due to its variable nature, has not been included in the loss per share calculation.

(j) The table below reflects reconciliation of various amounts included in the unaudited pro forma condensed combined balance sheet (in thousands):

Footnote Reference	Additional paid-in capital	Common stock
(g)	$(1,003)	3
(f)	14,984	1,316
(h)	(300)	—
	$13,681	$1,319

(k) The mark-to-market adjustments related to the warrant liability of $6.2 million within the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2019 have not been reflected in the pro forma condensed statement of operations.

(l) Reflects the elimination of a total of $1.75 million in transaction related costs incurred by Histogenics during the six  months ended June 30,  2019 as these are non-recurring in nature. Transaction cost incurred by Ocugen is capitalized and reflected as a reduction of APIC.